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Exhibit 21.1

List of Subsidiaries

Name	State or Country of Organization
Flintbrook Limited	United Kingdom
Interfast Europe Limited	United Kingdom
Interfast USA Inc.	Delaware
Interfast USA Holdings Inc.	Delaware
Rising Bay Limited	Hong Kong
Wesco Aircraft AH, LLC	Delaware
Wesco Aircraft Europe, Ltd	United Kingdom
Wesco Aircraft France SAS	France
Wesco Aircraft Germany GmbH	Germany
Wesco Aircraft Hardware Corp.	California
Wesco Aircraft Hardware India Private Limited	India
Wesco Aircraft Italy Srl	Italy
Wesco Aircraft Israel Ltd	Israel
Wesco Aircraft Mexico S.A. de C.V.	Mexico
Wesco Aircraft Trading (Shanghai) Co., Ltd.	China
Wesco LLC 1	Delaware
Wesco LLC 2	Delaware
Wesco 1 LLP	United Kingdom
Wesco 2 LLP	United Kingdom

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  Exhibit 21.1
List of Subsidiaries